Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	For Financial Press	For Trade Press
	Ned Mavrommatis	Greg Smith
	Chief Financial Officer	Vice President Marketing
	ned@id-systems.com	gsmith@id-systems.com
General Phone: 201-996-9000
General Fax: 201-996-9144

I.D. SYSTEMS, INC. PUBLIC OFFERING
OF ITS COMMON STOCK PRICED AT $21.75 PER SHARE

Hackensack, NJ, March 10, 2006

I.D. Systems, Inc. (NASDAQ: IDSY) today announced the commencement of a public offering of 2,750,000 shares of its common stock at a price to the public of $21.75 per share. The underwriters have been granted an option for a period of 30 days to purchase up to an aggregate of 412,500 additional shares of common stock from the Company to cover over-allotments, if any. Net proceeds to the Company from the offering are expected to be approximately $55.7 million.

Morgan Keegan & Company, Inc. is acting as sole book-running manager of the offering and Cowen & Co., LLC and Jefferies & Company, Inc. are acting as co-lead managers of the offering. This offering of common stock is being made only by means of a prospectus. Copies of the final prospectus may be obtained from Morgan Keegan & Company, Inc., 50 N. Front St., Memphis, Tennessee 38103, (800) 366-7426.

These securities are being issued pursuant to a registration statement on Form S-3 and a registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, which were filed with and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About I.D. Systems

Based in Hackensack, NJ, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information on I.D. Systems, Inc., visit www.id-systems.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s registration statement on Form S-3. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.